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                                    EXHIBIT 99.1

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                                  WESTERN BANCORP
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PRESS RELEASE
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Western Bancorp  (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660
Contacts:      Matthew P. Wagner                  Arnold C. Hahn
               President and                      Chief Financial Officer
               Chief Executive Officer
Phone:         310/477-2402   X 134               949/863-2351
FAX:           310/231-0321                       949/757-5844

FOR IMMEDIATE RELEASE . . . WESTERN BANCORP ANNOUNCES A 50% INCREASE IN ITS REGULAR QUARTERLY DIVIDEND

November 25, 1998

Newport Beach, California . . . Western Bancorp ("Western") today announced that the Board of Directors has approved the declaration of a quarterly dividend of $0.225 per common share payable on December 24, 1998 to shareholders of record on December 4, 1998. This is the fifth quarterly dividend for Western and is a fifty percent increase over the previous quarterly dividends. Matthew P. Wagner, President and Chief Executive Officer, stated that "the increased dividend reflects the significant increase in Western's profitability. So far this year, the operating return on assets for Western has risen from 1.46% in the fourth quarter of 1997 to 1.96% in the third quarter of this year. The increased dividend still allows for Western to remain well capitalized to support future growth."

Western serves its clients in Southern California through its two banking subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with fifteen branches and with its specialized escrow services and asset based lending. Santa Monica Bank serves its clients in Santa Monica, Malibu, Marina del Rey, Beverly Hills, Century City, Westwood, West Hollywood, Culver City, Glendale and Encino with sixteen branches and its specialized trust and investment management services.

On October 23, 1998, Western Bancorp consummated the acquisition of Bank of Los Angeles ("BKLA") through the merger of BKLA with and into Santa Monica Bank, a wholly-owned subsidiary of Western. The acquisition has been accounted for as a pooling-of-interests. As a result of this acquisition, approximately 2,214,500 shares of common stock of Western have been issued to holders of common stock of BKLA. After giving effect to the acquisition of BKLA, Western had approximately $2.3 billion in assets as of September 30, 1998. As a result of this transaction, Santa Monica Bank added branches in Culver City, Glendale and West Hollywood.


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On October 7, 1998 Western announce the signing of a definitive agreement to acquire PNB Financial Group, Inc. ("PNB"). PNB operates through its subsidiary Pacific National Bank ("Pacific"). As of September 30, 1998, PNB had $275 million in assets and three banking branches in Newport Beach, Orange and Beverly Hills. Pacific is primarily focused in the areas of commercial banking, including lending to small businesses, construction lending and issuing loans insured by the Small Business Administration. In addition, PNB has a residential mortgage origination business with offices in Irvine, Santa Ana, Dublin and San Diego, California and an office in Phoenix, Arizona. Through the first nine months of 1998, PNB has originated approximately $1.1 billion in mortgage loans. PNB sells substantially all of its mortgage loans in the secondary market with servicing released. It is the intention of Western to merge Pacific into Southern California Bank, a wholly owned subsidiary of Western.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank, Southern California Bank, the Bank of Los Angeles and PNB Financial Group, Inc.